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                                                                    EXHIBIT 99.7

                                                              EXECUTIVE OFFICERS

                                    ADDENDUM
                                       TO
                             STOCK OPTION AGREEMENT


         The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Option Agreements dated _____________________ _______________________________-- (the "Option Agreement') by and between
TheraTx, Incorporated (the "Corporation") and __________________________________
____________________ ("Optionee") evidencing the stock option (the "Option") granted on such date to Optionee under the terms of the Corporation's 1996 Stock Option/Stock Issuance Plan (the "Plan"), and such provisions shall be effective immediately. All capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to them in the Option Agreement.

                        INVOLUNTARY TERMINATION FOLLOWING
                   CORPORATE TRANSACTION OR CHANGE IN CONTROL

         1. To the extent the Option is, in connection with a Corporate Transaction, to be assumed or replaced with a comparable option in accordance with Paragraph 6 of the Option Agreement, the Option shall not accelerate upon the occurrence of that Corporate Transaction, and the Option shall accordingly continue, over Optionee's period of Service after the Corporate Transaction, to become exercisable for the Option Shares in one or more installments in accordance with the provisions of the Option Agreement. However, immediately upon an Involuntary Termination of Optionee's Service within twenty-four (24) months following such Corporate Transaction, the Option (or replacement grant), to the extent outstanding at the time but not otherwise fully exercisable, shall automatically accelerate so that the Option shall immediately become exercisable for all the Option Shares at the time subject to the Option and may be exercised for any or all of those Option Shares as fully vested shares. The Option shall remain so exercisable until the earlier of (i) the Expiration Date of the option term or (ii) the expiration of the one (1)-year period measured from the date of such Involuntary Termination.

         2. The Option shall not accelerate upon the occurrence of a Change in Control, and the Option shall, over Optionee's continued period of Service after the Change in Control, continue to become exercisable for the Option Shares in accordance with the provisions of the Option Agreement. However, immediately upon an Involuntary Termination of Optionee's Service within twenty-four (24) months following the Change in Control, the Option, to the extent outstanding at the time but not otherwise fully exercisable, shall automatically accelerate so that the Option shall immediately become exercisable for all the Option Shares at the time subject to the Option and may be exercised
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for any or all of those Option Shares as fully vested shares. The Option shall remain so exercisable until the earlier of (i) the Expiration Date of the option term or (ii) the expiration of the one (1)-year period measured from the date of such Involuntary Termination.

         3. For purposes of this Addendum, the following definitions shall be in effect:

            - A CHANGE IN CONTROL shall be deemed to occur in the event of a change in ownership or control of the Corporation effected through either of the following transactions:

               (i) the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders, or

               (ii) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.

            - An INVOLUNTARY TERMINATION shall mean the termination of Optionee's Service by reason of:

               (i) such individual's involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

               (ii) such individual's voluntary resignation following (i) a change in the Optionee's principal work location which is more than one hundred (100) miles from Optionee's principal work location prior to the Corporate Transaction or Change in Control (as applicable) and without the Optionee's written concurrence; or (ii) a reduction in the Optionee's base salary from its level immediately prior to the Corporate Transaction or Change in Control; or (iii) a change in Optionee's duties which are

                                       2.
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    inconsistent with, or otherwise result in a reduction of, the powers or functions associated with, such Optionee's position, duties, responsibilities and status with the Corporation prior to the Corporate Transaction or Change in Control. Such determination shall be based on all relevant facts and circumstances; provided, however, that, with respect to all Executive Officers other than the President of the Corporation, if there is any dispute regarding such determination, such determination shall be made in the good faith judgment of the President of the Corporation following the Corporate Transaction or Change of Control (but only if such President is the same individual who was serving as the President of the Corporation immediately prior to the Corporate Transaction or Change of Control).

            - MISCONDUCT shall mean (i) the Optionee's commission during the course of his or her employment of any dishonest or fraudulent act; (ii) the Optionee's conviction of a felony, whether or not committed in the course of employment; or (iii) the willful and knowing disclosure by the Optionee of any trade secrets or confidential information of the Corporation to persons not authorized to receive such confidential information.

         4. The provisions of Paragraphs 1 and 2 of this Addendum shall govern the period for which the Option (or the replacement grant) is to remain exercisable following the Involuntary Termination of Optionee's Service within twenty-four (24) months after the Corporate Transaction in which the Option is assumed or replaced or within twenty-four (24) months after the Change in Control and shall supersede any provisions to the contrary in the Option Agreement or the Plan.

                            FINANCIAL ASSISTANCE IN A
                               POOLING OF INTEREST
                                   TRANSACTION

         To the extent the Option is to terminate in connection with a Corporate Transaction which is to be accounted for under the Pooling of Interest Method described in Accounting Principles Board Opinion No. 16, Optionee shall have the right to exercise his or her Option on a full-recourse deferred payment basis so that the Exercise Price for the Option Shares acquired under that Option, together with interest at the minimum per annum required rate to avoid the imputation of compensation income under the federal tax laws, shall not become due and payable until sixty (60) days after the end of any applicable restriction period required under Accounting Series Release Numbers 130 and 135.

                        LIMITED STOCK APPRECIATION RIGHT

         1. Optionee is hereby granted a limited stock appreciation right exercisable upon the following terms and conditions:


                                       3.
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           (a) Should a Hostile Take-Over occur at any time after the Option has been outstanding for a period of at least six (6) months measured from the Effective Date of this Addendum indicated below, then Optionee shall have the unconditional right (exercisable during the thirty (30)-day period following such Hostile Take-Over) to surrender the Option to the Corporation, to the extent the Option is at the time exercisable for vested shares of Common Stock. In return for the surrendered Option, Optionee shall receive a cash distribution from the Corporation in an amount equal to the excess of (A) the Take-Over Price of the shares of Common Stock which are at the time vested under the surrendered Option (or surrendered portion) over
    (B) the aggregate Exercise Price payable for such shares.

           (b) To exercise this limited stock appreciation right, Optionee must, during the applicable thirty (30)-day exercise period, provide the Corporation with written notice of the option surrender in which there is specified the number of Option Shares as to which the Option is being surrendered. Such notice must be accompanied by the return of Optionee's copy of the Option Agreement, together with any written amendments to such Agreement. Any such surrender of the Option in accordance with the terms of this Addendum is hereby approved in advance by the Board, and the cash distribution to which Optionee shall become entitled upon such option surrender shall be paid to Optionee within five (5) days following the delivery of the requisite notice. No further approval of the Plan Administrator or the Board shall be required in connection with such option surrender and cash distribution. Upon receipt of such cash distribution, the Option shall be cancelled with respect to the Option Shares for which the Option has been surrendered, and Optionee shall cease to have any further right to acquire those Option Shares under the Option Agreement. The Option shall, however, remain outstanding and exercisable for the balance of the Option Shares (if any) in accordance with the terms of the Option Agreement, and the Corporation shall issue a new stock option agreement (substantially in the same form of the surrendered Option Agreement) for those remaining Option Shares.

           (c) In no event may this limited stock appreciation right be exercised when there is not a positive spread between the Fair Market Value of the Option Shares and the aggregate Exercise Price payable for such shares. This limited stock appreciation right shall in all events terminate upon the expiration or sooner termination of the option term and may not be assigned or transferred by Optionee.

         2. For purposes of this Addendum, the following definitions shall be in effect:


                                       4.
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            - A HOSTILE TAKE-OVER shall be deemed to occur in the event (A) any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders which the Board does not recommend such stockholders to accept, AND (B) more than fifty percent (50%) of the securities so acquired in such tender or exchange offer are accepted from holders other than the officers and directors of the Corporation subject to the short-swing profit restrictions of Section 16 of the Securities Exchange Act of 1934, as amended.

            - The TAKE-OVER PRICE per share shall be deemed to be equal to the greater of (A) the Fair Market Value per Option Share on the option surrender date or (B) the highest reported price per share of Common Stock paid by the tender offeror in effecting the Hostile Take-Over. However, if the surrendered Option is designated as an Incentive Option in the Grant Notice, then the Take-Over Price shall not exceed the clause (A) price per share.

         IN WITNESS WHEREOF, TheraTx, Incorporated has caused this Addendum to be executed by its duly-authorized officer as of the Effective Date specified below.


                                     THERATX, INCORPORATED


                                     By: ____________________________________

                                     Title: _________________________________




                                     EFFECTIVE DATE: _________________, 199__

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